As filed with the Securities and Exchange Commission on August 2, 2007
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARLEYSVILLE GROUP INC. (Exact name of registrant as specified in its charter)

Delaware	51-0241172
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)
Harleysville Group Inc. Amended and Restated Directors’ Equity Compensation Plan
(formerly known as the Directors’ Deferred Stock Unit Plan)
Harleysville Group Inc. Amended and Restated Equity Incentive Plan
(Full title of the plan)

Robert A. Kauffman, Esquire
Senior Vice President, Secretary, General Counsel
and Chief Governance Officer
Harleysville Group Inc.
355 Maple Avenue
Harleysville, Pennsylvania 19438
(Name and address of agent for service)

Registrant’s telephone number, including area code: (215) 256-5000
With a copy to:
Mary J. Mullany, Esquire Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street 51st Floor Philadelphia, PA 19103-2297 (215) 864-8631

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of Registration fee
Common stock $1.00 par value	390,000(3)	29.50	11,505,000	353.20

(1) Pursuant to Rule 416(a), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock which may become issuable under the equity plans being registered pursuant to this Registration Statement by reason of stock splits, stock dividends, recapitalizations or any other similar capital adjustments affected as required by such plans.

(2) Pursuant to Rule 457(h), the registration fee has been calculated based on the average of the high and low prices of Registrant's Common Stock on July 27, 2007 on the NASDAQ Global Select Market.

(3) Represents an additional 390,000 shares of Common Stock reserved for issuance under the Harleysville Group Inc. Amended and Restated Directors’ Equity Compensation Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2.

This Registration Statement covers the registration of an additional 390,000 shares of Harleysville Group Inc. Common Stock, par value $1.00 per share (the “Common Stock”) for issuance upon the exercise or vesting of stock options, restricted stock or deferred stock units issued to non-employee directors of Harleysville Group Inc. or Harleysville Mutual Insurance Company pursuant to the Harleysville Group Inc. Amended and Restated Directors’ Equity Compensation Plan (formerly known as the Harleysville Group Inc. Directors’ Deferred Stock Unit Plan). This Registration Statement also covers the expansion of the group of people eligible to receive an award under the Harleysville Group Inc. Amended and Restated Equity Incentive Plan to include all employees of Harleysville Group Inc., its subsidiaries, and Harleysville Mutual Insurance Company. No additional shares of Common Stock to be issued under the Amended and Restated Equity Incentive Plan are covered by this Registration Statement. The documents containing the information required to be included in Part I of this Registration Statement will be sent or given to the participants in the applicable plan, as specified in Rule 428(b)(1) promulgated pursuant to the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

a.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed by the Company pursuant to Section 13(a) of the Exchange Act.

b.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed by the Company pursuant to Section 13(a) of the Exchange Act.

c.	Definitive Proxy Statement dated March 28, 2007 for the Company’s April 25, 2007 Annual Meeting of Stockholders filed by the Company pursuant to Section 14 of the Exchange Act.

d.	The Company’s Current Reports on Form 8-K filed on February 27, 2007 (Item 5.02), May 1, 2007 (Item 5.02), and June 7, 2007 (Items 8.01 and 9.01).

e.
The description of the Company's common stock contained in the Registration Statement on Form S-1 (File No. 33-4885) filed by the Company pursuant to Section 12 of the Exchange Act, including all amendments and Reports subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF EXPERTS AND NAMED COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain provisions permitted by the Delaware General Corporation Law (“DGCL”) (under which the Company is organized) that provide that directors and officers will be indemnified by the Company to the fullest extent permitted by law for all losses that may be incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their service as a director or officer of the Company. Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.

In addition, the Company's Amended and Restated Certificate of Incorporation contains provisions permitted by the DGCL that limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty, and its Amended and Restated By-Laws provide for the advancement by the Company to directors and officers of expenses incurred by them in connection with a proceeding of a type to which the duty of indemnification applies. The Company maintains directors' and officers' liability insurance to insure its directors and officers against certain liabilities incurred in their capacity as such, including claims based on breaches of duty, negligence, error and other wrongful acts.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Number Description
4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit (4)(A) to the Registrant's S-8 Registration Statement No. 333-03127 filed May 3, 1996).
4.2	Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Report on Form 8-K filed on May 1, 2005).
4.3	Amended and Restated Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).
4.4
Amended and Restated Directors’ Equity Compensation Plan of the Registrant (formerly known as the Deferred Stock Unit Plan)(incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).

5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP re legality of shares of Common Stock being offered hereby.
23.1*	Consent of KPMG LLP.
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney.
*Filed herewith.

Item 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply to this registration statement on Form S-8 if the information required to be included in the post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lower Salford, Commonwealth of Pennsylvania, on this 2nd day of August, 2007.

HARLEYSVILLE GROUP INC.

BY: /s/Michael L. Browne
Michael L. Browne
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael L. Browne ------------------------ Michael L. Browne	President, CEO and a Director	August 2, 2007
/s/ Arthur Chandler ------------------------ Arthur Chandler	Senior Vice President, Chief Financial Officer (Principal financial officer and principal accounting officer)	August 2, 2007
/s/ * ------------------------ W. Thatcher Brown	Director	August 2, 2007
/s/ * ------------------------ G. Lawrence Buhl	Director	August 2, 2007
/s/ * ------------------------ Mirian M. Graddick-Weir	Director	August 2, 2007
/s/ * ------------------------ Jerry S. Rosenbloom	Director	August 2, 2007
/s/ * ------------------------ William W. Scranton, III	Director	August 2, 2007
------------------------ William E. Storts	Director	August __, 2007
*By:/s/ Robert A. Kauffman ---------------------------------- Robert A. Kauffman Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit (4)(A) to the Registrant's S-8 Registration Statement No. 333-03127 filed May 3, 1996).
4.2	Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Report on Form 8-K filed on May 1, 2005).
4.3	Amended and Restated Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).
4.4
Amended and Restated Directors’ Equity Compensation Plan of the Registrant (formerly known as the Deferred Stock Unit Plan) (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).

5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP re legality of shares of Common Stock being offered hereby.
23.1*	Consent of KPMG LLP.
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney.
*Filed herewith.